EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
Or
Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY ANNOUNCES NINE MONTH AND THIRD QUARTER EARNINGS

York, Pennsylvania, November 7, 2011:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the first nine months and the third quarter of 2011.

President Hines reported that the first nine months operating revenues of $30,548,000 increased $1,297,000, and net income of $6,961,000 increased $108,000 compared to the first nine months of 2010.  Higher water revenues due to growth in the customer base and a rate increase effective in November 2010 caused the majority of the increase in net income. Increased net income was partially offset by increased retirement and depreciation expenses, an increase in the allowance for doubtful accounts, and higher interest on long-term debt.  Earnings per share of $0.55 for the nine-month period increased $0.01 over the same period last year.

President Hines also reported that third quarter operating revenues of $10,451,000 decreased $36,000 compared to the third quarter of 2010.  The decrease resulted from a significant reduction in water usage due to heavy rainfall in the Company’s service area. September’s record rainfall of 15.09” was about 0.5” greater than the previous record of 14.61” set in 1975 and four times more than the average September rainfall of 3.62”.  York Water has been maintaining rainfall records since 1888.  Net income of $2,364,000 decreased $306,000 compared to the third quarter of 2010.  The decrease was due to lower revenues, increased depreciation and pension expenses, higher interest on long-term debt and unrealized losses due to mark to market accounting for certain retirement assets.  Earnings per share of $0.19 for the three-month period decreased $0.02 compared to the same period last year.

During the first nine months of 2011, the Company invested $6.8 million in capital projects for upgrades to water treatment facilities and standpipes as well as various replacements of aging infrastructure.  The Company estimates it will invest an additional $2.9 million in 2011 for expansion and improvements to its pipes, facilities, and dams to ensure a safe, adequate, and reliable supply of drinking water for the Company’s growing customer base.

Period Ended September 30
In 000's (except per share)
	Quarter		Nine Months
	2011	2010	2011	2010
Operating Revenues	$ 10,451	$ 10,487	$ 30,548	$ 29,251
Net Income	$ 2,364	$ 2,670	$ 6,961	$ 6,853
Average Number of Common Shares Outstanding	12,748	12,648	12,722	12,611
Basic Earnings Per Common Share	$ 0.19	$ 0.21	$ 0.55	$ 0.54
Dividends Paid Per Common Share	$ 0.131	$ 0.128	$ 0.393	$ 0.384

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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